Exhibit 10.1

Execution Version

March 2, 2026

To:	H2O America 110 West Taylor Street San Jose, California 95110

From:	JPMorgan Chase Bank, National Association New York Branch 270 Park Avenue New York, NY 10017

Ladies and Gentlemen,

The purpose of this letter agreement (this “Forward Confirmation”) is to confirm the terms and conditions of the transaction entered into between Party A and Party B on the Trade Date specified below (the “Transaction”). This Forward Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.	The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2006 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Forward Confirmation. In the event of any inconsistency among the Agreement, this Forward Confirmation, the 2006 Definitions and the 2002 Definitions, the following will prevail in the order of precedence indicated: (i) this Forward Confirmation; (ii) the 2002 Definitions; (iii) the 2006 Definitions; and (iv) the Agreement.

This Forward Confirmation together with the Agreement shall evidence a complete and binding agreement between Party A and Party B as to the subject matter and terms of the Transaction to which this Forward Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Forward Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed the Agreement in such form on the Trade Date (but without any Schedule except for the election of the laws of the State of New York as the governing law). The parties hereby agree that no transaction other than the Transaction to which this Forward Confirmation relates shall be governed by the Agreement. For purposes of the 2002 Definitions, the Transaction shall be a Share Forward Transaction.

Party A and Party B each represents to the other that it has entered into the Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.	The terms of the particular Transaction to which this Forward Confirmation relates are as follows:

General Terms:

Party A:	JPMorgan Chase Bank, National Association
Party B:	H2O America
Trade Date:	March 2, 2026
Effective Date:	March 4, 2026
Base Amount:	Initially, 3,773,585 Shares. On each Settlement Date for the Transaction, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.
Maturity Date:	March 2, 2028 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).
Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day, (1) the Forward Price as of the immediately preceding calendar day multiplied by (2) the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.
Initial Forward Price:	$51.2775 per Share.
Daily Rate:	For any day, (i)(A) the Overnight Bank Rate for such day minus (B) the Spread divided by (ii) 365.
Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight bank funding rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”, or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the first immediately preceding day for which a rate does so appear shall be used for such day.
Spread:	0.75%.
Forward Price Reduction Date:	Each date (other than the Trade Date) set forth on Schedule I under the heading “Forward Price Reduction Date”.
Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.
Shares:	Common stock, par value $0.001 per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “HTO”).
Exchange:	Nasdaq Global Select Market.
Related Exchange(s):	All Exchanges.

Clearance System:	DTC.
Calculation Agent:

Party A. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to the Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.

Following any determination, adjustment or calculation hereunder by the Calculation Agent, the Calculation Agent will upon written request by Party B promptly following such request, provide to Party B a report (in a commonly used file format for the storage and manipulation of financial data but without disclosing Party A’s confidential or proprietary models or other information that may be confidential, proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be.

Following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Party A is the sole Defaulting Party, Party B shall have the right to designate an independent, nationally recognized corporate equity derivatives dealer to replace Party A as Calculation Agent, and the parties hereto shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Settlement Terms:

Settlement Date:	Any Scheduled Trading Day following the Effective Date up to, and including, the Maturity Date, as designated by (a) Party A pursuant to “Termination Settlement” below or (b) Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Party A at least (i) two Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, and (ii) 50 Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that (w) the Maturity Date shall be a Settlement Date if on such date the Base Amount is greater than zero, (x) if Physical Settlement or Net Share Settlement applies and such Settlement Date specified above (including a Settlement Date occurring on such Maturity Date) is not a Clearance System Business Day, such Settlement Date shall be the immediately succeeding Clearance System Business Day, (y) if Cash Settlement or Net Share Settlement applies and Party A shall have fully unwound its commercially reasonable hedge position in respect of the Transaction (or portion thereof, as applicable) during an Unwind Period (as defined below) by a date (the “Hedge Unwind Completion Date”) that is more than two Scheduled Trading Days prior to such Settlement Date specified above, the Settlement Date shall be the date that follows the Hedge Unwind Completion Date for such Cash Settlement or Net Share Settlement, as the case may be, by two Scheduled Trading Days (or, if such day is not a Clearance System Business Day or Currency Business Day, the immediately following Clearance System Business Day or Currency Business Day, as applicable), and (z) Party B may not deliver a Settlement Notice to Party A for which Physical Settlement or Net Share Settlement applies if the Settlement Date specified in such Settlement Notice is scheduled to occur prior to the earlier of (1) the date on which the Underwriter (as defined in the Underwriting Agreement) has sold all of the Underwritten Shares (as defined in the Underwriting Agreement) pursuant to the Registration Statement (as defined in the Underwriting Agreement) with delivery of the Prospectus (as defined in the Underwriting Agreement) to the purchaser(s) thereof and (2) the date that is 30 days following the Effective Date.
Settlement Shares:	With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice or by Party A pursuant to “Termination Settlement” below; provided that on the Maturity Date the number of Settlement Shares shall be equal to the Base Amount on such date.
Settlement:	Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Party B as set forth in a Settlement Notice delivered on or after the Effective Date that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in its good faith, commercially reasonable judgment, to unwind its commercially reasonable hedge position in respect of the Transaction (or portion thereof, as applicable) by the end of the Unwind Period in a manner that, in the good faith, reasonable judgment of Party A, is consistent with the requirements for qualifying for the safe harbor provided by Rule 10b-18 under the Exchange Act or due to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period or (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”).

Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Party B delivers to Party A with such Settlement Notice a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, Party B is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date and is electing Cash Settlement or Net Share Settlement, as the case may be, in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.”
Unwind Period:	Each Exchange Business Day that is not a Suspension Day during the period from and including the first Exchange Business Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the second Scheduled Trading Day preceding such Settlement Date (or the immediately preceding Exchange Business Day if such Scheduled Trading Day is not an Exchange Business Day), subject to “Termination Settlement” below. If any Exchange Business Day during an Unwind Period is a Disrupted Day, the Calculation Agent shall make commercially reasonable adjustments to the terms of the Transaction (including, without limitation, the Cash Settlement Amount, the number of Net Share Settlement Shares and the 10b-18 VWAP) to account for the occurrence of such Disrupted Day.
Suspension Day:	Any Exchange Business Day on which Party A reasonably determines based on the advice of counsel that Cash Settlement or Net Share Settlement may violate applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel.
Market Disruption Event:	Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “, in each case, that the Calculation Agent reasonably determines is material.”
Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:	On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A through the Clearance System the Settlement Shares for such Settlement Date, and Party A shall pay to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder upon Physical Settlement are not so delivered (the “Physical Deferred Shares”), and a Forward Price Reduction Date with respect to the Transaction occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Party A, then the portion of the Physical Settlement Amount payable by Party A to Party B in respect of the Physical Deferred Shares shall be reduced by an amount equal to (1) the Forward Price Reduction Amount for such Forward Price Reduction Date multiplied by (2) the number of Physical Deferred Shares.
Physical Settlement Amount:	For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price on such Settlement Date and (ii) the number of Settlement Shares for such Settlement Date.
Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Settlement Date is a positive number, Party A will pay such Cash Settlement Amount to Party B. If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of such Cash Settlement Amount to Party A. Such amounts shall be paid on the relevant Settlement Date.
Cash Settlement Amount:	For any Settlement Date in respect of which Cash Settlement or Net Share Settlement applies, an amount determined by the Calculation Agent equal to (1) the product of (i)(A) the average Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period, except as set forth in clause (2) below), minus USD 0.03, minus (B) the average of the 10b-18 VWAP prices per Share on each Exchange Business Day during such Unwind Period (clause (B), the “Average Unwind Period 10b-18 VWAP”) multiplied by (ii) the number of Settlement Shares for such Settlement Date minus (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period multiplied by (ii) the number of Settlement Shares with respect to which Party A has not unwound its commercially reasonable hedge position as of such Forward Price Reduction Date.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) positive number, Party A shall deliver to Party B the Net Share Settlement Shares, or (ii) negative number, Party B shall deliver a number of Shares to Party A equal to the absolute value of the Net Share Settlement Shares; provided that if Party A determines in its good faith, commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date. If, on any Settlement Date, the Shares to be delivered by Party B or Party A hereunder upon Net Share Settlement are not so delivered (the “Net Share Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to such party, then the number of Net Share Settlement Shares deliverable by Party A or Party B in respect of the Net Share Deferred Shares shall be adjusted (which may be by an increase) by the Calculation Agent to reflect the occurrence of such Forward Price Reduction Amount for such Forward Price Reduction Date, taking into account the status of any additional shares under applicable securities laws and any related liquidity discounts.
Net Share Settlement Shares:	For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares equal to (i) the Cash Settlement Amount divided by (ii) the Average Unwind Period 10b-18 VWAP, with the number of Shares rounded up in the event such calculation results in a fractional number of Shares.
10b-18 VWAP:	For any Exchange Business Day during an Unwind Period that is not a Suspension Day, a price per Share equal to the Rule 10b-18 volume-weighted average price per Share as reported in the composite transactions for the Exchange for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg L.P. or its successor at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “HTO <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable determination, erroneous, such 10b-18 VWAP shall be as determined by the Calculation Agent in good faith and in a commercially reasonable manner including only those trades that are reported during the period of time during which Party B could purchase its own shares under Rule 10b-18(b)(2) and effected pursuant to the conditions of Rule 10b-18 (b)(3), each under the Exchange Act.

Settlement Currency:	USD.
Failure to Deliver:	Inapplicable.
Adjustments:
Method of Adjustment:	Calculation Agent Adjustment
Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event.
Additional Adjustment:	If in Party A’s good faith, commercially reasonable judgment, the stock loan fee to Party A (or an affiliate thereof), excluding the federal funds or other interest rate component payable by the relevant stock lender to Party A or such affiliate (the “Stock Loan Fee”), over any one month period, of borrowing a number of Shares equal to the Base Amount to establish or maintain a commercially reasonable hedge position in respect of its exposure to the Transaction exceeds a weighted average rate equal to 25 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which such Stock Loan Fee exceeded a weighted average rate equal to 25 basis points per annum during such period. The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price and, upon the request of Party B, Party A shall provide an itemized list of the Stock Loan Fees for the applicable one month period.
Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the 2002 Definitions, the consequences of any applicable Extraordinary Event (including, for the avoidance of doubt, any Nationalization, Insolvency, Delisting, or Change in Law), shall be as specified below under the headings “Acceleration Events” and “Termination Settlement”.

Account Details:

Payments to Party A:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.
Payments to Party B:	To be advised under separate cover or telephone confirmed prior to each Settlement Date.
Delivery of Shares to Party A:	To be advised.
Delivery of Shares to Party B:	To be advised.

Offices:
The Office of Party A for the Transaction is:	270 Park Avenue, New York, NY 10017.
The Office of Party B for the Transaction is:	Inapplicable, Party B is not a Multibranch Party.

3.	Other Provisions:

Opinion:

Party B shall deliver to Party A an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Section 3(a) of the Agreement (subject to customary exceptions, limitations, qualifications and assumptions reasonably acceptable to Party A). Delivery of such opinion to Party A shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Party A under Section 2(a)(i) of the Agreement.

Conditions to Effectiveness:

The effectiveness of this Forward Confirmation on the Effective Date shall be subject to (i) the satisfaction of all of the conditions set forth in Section 6 of the Underwriting Agreement dated the date hereof among Party B, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as the representatives of the several Underwriters (the “Underwriting Agreement”), (ii) the condition that the Underwriting Agreement shall not have been terminated pursuant to Section 10 or 11 thereof and (iii) the condition that neither of the following has occurred: (A) Party A (or its affiliate) is unable to borrow and deliver for sale a number of Shares equal to the Base Amount for the Transaction or (B) in Party A’s good faith, commercially reasonable judgment, either it is impracticable to do so or Party A (or its affiliate) would incur a Stock Loan Fee to borrow a number of Shares equal to the Base Amount for the Transaction of more than a rate equal to 25 basis points per annum to do so (in which event this Forward Confirmation and the related Transaction shall be effective but the Base Amount for the Transaction shall be the number of Shares Party A (or an affiliate thereof) is required to deliver in accordance with Section 4 of the Underwriting Agreement).

Representations and Agreements of Party B:

Party B (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transaction; and (iii) is entering into the Transaction for a bona fide business purpose.

Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations hereunder.

Party B will by the next succeeding New York Business Day notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Adjustment Event.

Additional Representations, Warranties and Agreements of Party B: Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)	Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)	Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided, the maximum number of Shares (as set forth in Maximum Share Delivery) as shall be issuable at such time upon settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange. Party B shall have submitted an application for the listing of the Forward Shares (as defined below) hereunder on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Effective Date. Party B agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Party A under Section 2(a)(i) of the Agreement in respect of the Transaction.

(c)	Party B agrees to provide Party A at least three Exchange Business Days’ written notice (an “Issuer Repurchase Notice”) prior to executing any repurchase of Shares by Party B or any of its subsidiaries (or entering into any contract that would require, or give the option to, Party B or any of its subsidiaries, to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that alone or in the aggregate would result in the Base Amount Percentage (as defined below) being (i) equal to or greater than 3.5% of the outstanding shares and (ii) greater by 0.5% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the later of the Trade Date or the immediately preceding Settlement Date, if any). The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the Base Amount and (2) the denominator of which is the number of Shares outstanding on such day.

(d)	No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Forward Confirmation and the consummation of the Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), (ii) as may be required to be obtained under state securities laws and (iii) as required by the rules and regulations of the Exchange.

(e)	Party B agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Base Amount Percentage would be equal to or greater than 8.0%.

(f)	Party B is not insolvent, nor will Party B be rendered insolvent as a result of the Transaction.

(g)	Neither Party B nor any of its affiliates shall take or refrain from taking any action (including, without limitation, any direct purchases by Party B or any of its affiliates or any purchases by a party to a derivative transaction with Party B or any of its affiliates), either under this Forward Confirmation, under an agreement with another party or otherwise, that might cause any purchases of Shares by Party A or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of the Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Party B and Rule 10b-18 were applicable to such purchases.

(h)	Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period for the Transaction hereunder, unless Party B has provided written notice to Party A of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period” (it being understood and agreed that any such day or days during such restricted period shall be a Suspension Day or Suspension Days, as the case may be, and Party A shall not be required to notify Party B with respect to the receipt of any advice of counsel with respect to such Suspension Day or Suspension Days).

(i)	In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement if, in the good faith, reasonable judgment of either Party A or Party B, such settlement or Party A’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(j)	Party B (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least USD 50 million as of the date hereof.

(k)	Party B acknowledges and agrees that:

(i)	during the term of the Transaction, Party A and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)	Party A and its affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to the Transaction;

(iii)	Party A shall make its own determination as to whether, when or in what manner any hedging or market activities in Party B’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price for the Transaction and the 10b-18 VWAP for the Transaction;

(iv)	any market activities of Party A and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and 10b-18 VWAP, each in a manner that may be adverse to Party B; and

(v)	the Transaction is a derivatives transaction in which it has granted Party A the right, under certain circumstances, to receive cash or Shares, as the case may be; Party A may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by or to Party B under the terms of the Transaction.

(l)	Party B represents and warrants to Party A that the representations and warranties of Party B contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Party B are true and correct, or, as provided in the Underwriting Agreement or such certificate, true and correct in all material respects (or, if qualified as to materiality, true and correct in all respects).

(m)	Party B is not in possession of any material non-public information with respect to Party B or the Shares.

(n)	Party B is not, and after giving effect to the transactions contemplated hereby and by the Underwriting Agreement will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(o)	The assets of Party B do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

Additional Mutual Representation and Warranty

Each party represents and warrants to the other party that it is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended).

Covenant of Party B:

Subject to the provisions of “Private Placement Procedures” below, the parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and when delivered by Party A (or an affiliate of Party A) to securities lenders from whom Party A (or an affiliate of Party A) borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an affiliate of Party A. Accordingly, subject to the provisions of “Private Placement Procedures” below, Party B agrees that the Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)	Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders to close out open Share loans created by Party A or an affiliate of Party A in the course of Party A’s or such affiliate’s hedging activities related to Party A’s exposure under this Forward Confirmation.

(b)	In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of the Transaction, Party A shall use its commercially reasonable efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases.

(c)	Party A hereby represents and warrants to Party B that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals conducting hedging activity related to the Transaction do not have access to material non-public information regarding the Issuer or the Shares.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, the Transaction shall automatically terminate on the date thereof without further liability of either party to this Forward Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Forward Confirmation prior to the date of such Insolvency Filing).

Extraordinary Dividends:

If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of the Transaction), Party B shall pay an amount, as determined by the Calculation Agent in a commercially reasonable manner, in cash equal to the product of (1) such Extraordinary Dividend and (2) the Base Amount to Party A on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Issuer to holders of record of the Shares or (ii) the Maturity Date. “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution, or a portion thereof, declared by the Issuer with respect to the Shares that is specified by the board of directors of the Issuer as an “extraordinary” dividend.

Acceleration Events:

The following events shall each constitute an “Acceleration Event”:

(a)	Stock Borrow Events. In the good faith, commercially reasonable judgment of Party A (i) Party A (or its affiliate) is unable to hedge Party A’s exposure to the Transaction because of the lack of sufficient Shares being made available for Share borrowing by lenders, or (ii) Party A (or its affiliate) would incur a Stock Loan Fee to borrow a number of Shares equal to the Base Amount of more than a rate equal to 200 basis points per annum (each, a “Stock Borrow Event”);

(b)	Dividends and Other Distributions. On any day occurring after the Trade Date, Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this clause (b) only) to, but excluding, the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I, (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as reasonably determined by Party A; provided that, to the extent the declaration of a distribution, issue or dividend contemplated by this paragraph (b) would also be considered to be the type of event to which Calculation Agent Adjustment would apply as specified under “Adjustments—Method of Adjustment” above, the provisions of this paragraph (b) will apply and Calculation Agent Adjustment shall not apply;

(c)	ISDA Early Termination Date. Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement, in which event, except as otherwise specified in this Forward Confirmation and except as a result of an Event of Default under Section 5(a)(i) of the Agreement, the provisions specified under “Termination Settlement” below shall apply in lieu of the consequences specified in Section 6 of the Agreement;

(d)	Other ISDA Events. The announcement of any event that if consummated, would result in an Extraordinary Event or the occurrence of any Change in Law or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Party A on the Trade Date”; or

(e)	Ownership Event. In the good faith, reasonable judgment of Party A, on any day, the Share Amount for such day exceeds the Post-Effective Limit for such day (if any applies).

Each party hereto represents and warrants to, and agrees with, the other party hereto that (i) to its knowledge, on the Trade Date, the Share Amount for such day does not exceed the Post-Effective Limit for such day and (ii) it does not know on the Trade Date of any event or circumstance that will cause the Share Amount to exceed the Post-Effective Limit on any day during the term of the Transaction; provided, however, that the foregoing representation by Party B shall (x) exclude any Shares other than the Shares subject to this Forward Confirmation or the Transaction, (y) be deemed to exclude the reference to the determination by Party A in its reasonable discretion from the definition of “Post-Effective Limit” and (z) exclude matters arising as a result of the regulatory status of Party A as a financial institution or broker-dealer.

The “Share Amount” as of any day is the number of Shares that Party A and any of its affiliates and any person whose ownership position would be aggregated with that of Party A, including any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part (Party A or any such person or group, a “Party A Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Party B that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Party A in its reasonable discretion. The “Post-Effective Limit” means a number of Shares equal to (x) the minimum number of Shares that could reasonably be expected to give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or could reasonably be expected to result in an adverse effect on a Party A Person, under any Applicable Restriction, as determined by Party A in its reasonable discretion, minus (y) 1% of the number of Shares outstanding.

Termination Settlement:

Upon the occurrence of any Acceleration Event, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount to the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Party A pursuant to the preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of the Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date. Under no circumstances will Party A be entitled to an adjustment to the terms for the effects of an Extraordinary Dividend (other than as set forth above under the heading “Extraordinary Dividends”) or a change in expected dividends. For the avoidance of doubt, the immediately preceding sentence shall not preclude or otherwise limit Party A from exercising its “Termination Settlement” rights pursuant to this paragraph upon the occurrence of an Acceleration Event as set forth in clause (b) of such definition.

Private Placement Procedures:

If Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Party A otherwise determines that in its reasonable opinion, based on advice of counsel, any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its affiliates to securities lenders as described under “Covenant of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A; provided that Party A may not otherwise determine that the Settlement Shares are Restricted Shares based solely upon Party A (or its affiliates) not having borrowed a number of Shares equal to the initial Base Amount on or before the Effective Date if there has been no change in law or change in the policy of the Securities and Exchange Commission or its staff.

Rule 10b5-1:

It is the intent of Party A and Party B that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Forward Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that (i) during any Unwind Period, Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by Party A (or its agent or affiliate) in connection with this Forward Confirmation and (ii) Party B is entering into the Agreement and this Forward Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.

Party B hereby agrees with Party A that, during any Unwind Period, Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any EDG Personnel (as defined below). For purposes of the Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, or contained in a public filing made by Party B with the Securities and Exchange Commission, or otherwise disseminated in a manner constituting “public disclosure” within the meaning of Regulation FD under the Exchange Act and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of customers, significant merger or acquisition proposals or agreements, significant new supply shortages or disruptions, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information. For purposes of the Transaction, “EDG Personnel” means any employee on the trading side of the Equity Derivatives Group of Party A and does not include any of Party A’s “private side” equity or equity-linked personnel (including, without limitation, any Party A equity or equity-linked legal personnel) (or any other person or persons designated from time to time in writing to Party B by Party A).

Maximum Share Delivery:

Notwithstanding any other provision of this Forward Confirmation, in no event will Party B be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than a number of Shares equal to twice the initial Base Amount to Party A, subject to reduction by the amount of Shares delivered by Party B on any prior Settlement Date (the “Forward Shares”).

Interpretive Letter:

The parties intend for this Forward Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs & Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).

Transfer and Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder to any affiliate of Party A or any entity organized or sponsored by Party A (a “Transferee”) without the prior written consent of Party B so long as (a)(i) the senior unsecured debt rating or long term issuer credit rating (as applicable, the “Credit Rating”) of such Transferee is equal to or greater than the Credit Rating of Party A, as specified by each of S&P Global Ratings and Moody’s Investors Service, Inc., at the time of such assignment or transfer or (ii) the obligations of such Transferee are fully, unconditionally and irrevocably guaranteed by Party A or, if Party A’s ultimate parent entity satisfies the Credit Rating requirements that would otherwise apply to a Transferee, by Party A’s ultimate parent entity; (b) Party B will not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Party B provided in connection with such transfer or assignment) be required to pay (including a payment in kind) to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay (including a payment in kind) Party A in the absence of such assignment or transfer; (c) Party B will not (including, for the avoidance of doubt, after giving effect to any indemnity from the transferee or assignee to Party B provided in connection with such transfer or assignment) receive a payment (including a payment in kind) from which an amount has been withheld or deducted on account of a Tax (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement) in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment or transfer; (d) no Acceleration Event or other event or circumstance giving rise to a right or responsibility to terminate or cancel the Transaction will occur as a result of such assignment or transfer; (e) prior to such assignment or transfer, Party A shall have caused such assignee or transferee to make such payee tax representations and to provide such tax documentation as may be reasonably requested by Party B to permit Party B to determine that the assignment or transfer complies with the requirements of this paragraph; (f) such assignment or transfer will not cause a deemed exchange for Party B of the Transaction under Section 1001 of the Code (as defined below) and (g) such transfer does not materially and adversely affect the availability of the relief provided in the Interpretive Letter or the application thereof to such Transaction in the manner contemplated by Party B on the Trade Date. Party A agrees to give reasonable prior notice to Party B of any transfer or assignment without Party B’s consent pursuant to this paragraph. Notwithstanding any such notice, no assignment or transfer by Party A pursuant to this subparagraph shall take effect unless and until all conditions to such transfer or assignment are satisfied. Notwithstanding any other provision in this Forward Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of the Transaction and any such designee may assume such obligations. Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Indemnity:

Party B agrees to indemnify Party A and its affiliates and their respective directors, officers, agents and controlling parties (Party A and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, any breach of any covenant or representation made by Party B in this Forward Confirmation or the Agreement and will reimburse any Indemnified Party for all reasonable documented expenses (including reasonable documented legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Party B will not be liable under this Indemnity paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Party A’s gross negligence, willful misconduct or bad faith, or from a breach of any representation or covenant of Party A contained in this Forward Confirmation or the Agreement.

Notice:

Non-Reliance:	Applicable

Additional Acknowledgments:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

4.	The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, under this Forward Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, under this Forward Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other Transactions and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this Forward Confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Forward Confirmation and the Agreement; and provided further, that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than the Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not be entitled to take delivery of any Shares deliverable hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Post-Effective Limit or (ii) the Section 16 Percentage would exceed 7.5%. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Post-Effective Limit, or (ii) the Section 16 Percentage would exceed 7.5%. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, (i) the Share Amount would not exceed the Post-Effective Limit or (ii) the Section 16 Percentage would not exceed 7.5%. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Party A and any of its affiliates or any other person subject to aggregation with Party A for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Party A is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Party A hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Party A shall be permitted to make any payment due in respect of such Shares to Party B in two or more tranches that correspond in amount to the number of Shares delivered by Party B to Party A pursuant to the immediately preceding paragraph.

Other Forward Transactions:

Party A acknowledges that Party B has entered into or may enter into one or more forward transactions on the Shares (each, an “Other Forward” and, collectively, the “Other Forwards”), with one or more other forward purchasers (including those certain forward transactions entered into on the date hereof. Party A and Party B agree that if Party B designates a “Settlement Date” (or equivalent concept) with respect to one or more Other Forwards for which “Cash Settlement” (or equivalent concept) or “Net Share Settlement” (or equivalent concept) is applicable, and the resulting “Unwind Period” (or equivalent concept) for such Other Forward(s) coincides for any period of time with an Unwind Period for the Transaction (the “Overlap Unwind Period”), Party B shall notify Party A at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and the length of such Overlap Unwind Period, and Party A shall be permitted to purchase Shares to unwind its hedge in respect of the Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, as notified to Party A by Party B at least one Exchange Business Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, shall be every other Scheduled Trading Day.

Wall Street Transparency and Accountability Act:

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA or any regulation under the WSTAA, nor any requirement under the WSTAA or an amendment made by the WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Forward Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Forward Confirmation, the 2002 Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from any Acceleration Event or Illegality (as defined in the Agreement)).

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

To:	JPMorgan Chase Bank, National Association EDG Marketing Support
Email:	edg_notices@jpmorgan.com; edg_ny_corporate_sales_support@jpmorgan.com

Attention:	Gaurav Maria

Telephone No.:	212-622-6196
Email:	gaurav.x.maria@jpmorgan.com

Address for notices or communications to Party B:

Address:	H2O America
110 West Taylor Street
San Jose, California 95110

Attention:	Willie Brown, General Counsel

Telephone No.:	(408) 315-8242
Email:	willie.brown@h2o-america.com

With a copy to:

Address:	Robert Downes
125 Broad Street
New York, NY 10004-2498

Telephone No.:	212-558-4312
Email:	downesr@sullcrom.com

(b)	Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Forward Confirmation. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Forward Confirmation by, among other things, the mutual waivers and certifications herein.

(c)	Communications with Employees of J.P. Morgan Securities LLC. If Party B interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Party B is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with the Transaction.

Acknowledgements:

The parties hereto intend for:

(a)	the Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)	a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)	Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)	all payments for, under or in connection with the Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

Amendment to Master Agreement:

Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

Severability:

If any term, provision, covenant or condition of this Forward Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Forward Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Forward Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Forward Confirmation and the deletion of such portion of this Forward Confirmation will not substantially impair the respective benefits or expectations of parties to this Forward Confirmation; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

ISDA 2018 U.S. Resolution Stay Protocol (“U.S. Stay Protocol”):

The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the Dealer entity that is a party to the Agreement (“Dealer”) shall be deemed a Regulated Entity and the other entity that is a party to the Agreement (“Counterparty”) shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

Tax Matters:

(a)	For the purpose of Section 3(e) of the Agreement, each of Party A and Party B makes the following representation: “It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement and any other payments of interest and penalty charges for late payment) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.”

(b)	For the purpose of Section 3(f) of the Agreement:

(i)	Party A makes the following representation(s):

(A)	It is a “U.S. person” (as that term is used in section l.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(B)	It is a national banking association organized and existing under the laws of the United States of America and is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).

(ii)	Party B makes the following representation(s):

(A)	It is a “U.S. person” (as that term is used in Section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(B)	It is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware, and is an exempt recipient under Treasury Regulations Section 1.6049-4(c)(1)(ii)(A).

(c)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(d)	Tax Documentation. For purposes of Section 4(a)(i) of the Agreement, (i) Party B agrees to deliver to Party A one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and (ii) Party A agrees to deliver to Party B one duly executed and completed applicable Internal Revenue Service Form W-9 (or successor thereto), in each case, (A) or before the date of execution of this Forward Confirmation and (B) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.

(e)	HIRE Act. “Tax” as used in subsection (a) of “Tax Matters” in this Confirmation and “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

Adjustments

For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment, determination or calculation pursuant to the terms of this Forward Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall make such adjustment, determination or calculation in a commercially reasonable manner by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.

Counterparts

This Forward Confirmation may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile or e-mail transmission. The words “execution,” “signed,” “signature,” and words of like import in this Forward Confirmation or in any other certificate, agreement or document related to this Forward Confirmation, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Delivery of Cash

For the avoidance of doubt, nothing in the Confirmation or the Agreement shall be interpreted as requiring Party B to deliver cash in respect of the settlement of the Transaction except in circumstances where the cash settlement is within the Party B’s control (including, without limitation, where Party B elects to deliver or receive cash or fails timely to elect to deliver Shares in respect of such settlement). For the avoidance of doubt, the preceding sentence shall not be construed as limiting (i) the Private Placement Procedures, (ii) any damages that may be payable by Party B as a result of breach of this Confirmation, or (iii) the Party A’s rights in respect of a Nationalization, Insolvency, or Merger Event in respect of which Shares have changed into cash or any other property or the right to receive cash or any other property.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Forward Confirmation and returning it to Party A.

Very truly yours,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Gaurav Maria
	Name:	Gaurav Maria
	Title:	Managing Director

Accepted and confirmed as of the date first above written:

H2O AMERICA

By:	/s/ Ann P. Kelly
	Name:	Ann P. Kelly
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Forward Confirmation]

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

[Provided Separately]

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)	If Party B delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Party B to Party A (or any Affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such Affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A. In the case of a Private Placement Settlement, Party A shall, in its good faith commercially reasonable discretion, adjust the number of Restricted Shares to be delivered to Party A hereunder to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares based on actual charges or discounts given. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.

(ii)	If Party B delivers any Restricted Shares in respect of the Transaction, Party B agrees that (i) such Shares may be transferred by and among Party A and its Affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such Affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its Affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such Affiliate of Party A).